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                        STOCK SALE RESTRICTION AGREEMENT

This STOCK SALE RESTRICTION AGREEMENT is made as of the 16th day of December, 2005 ("the Effective Date") by and between GSI Group Inc. a New Brunswick corporation with principle offices at 39 Manning Road, Billerica, MA 01821 ("GSI") and {Name}, an officer or director of GSI, with a home address of [_] (hereinafter, "Restricted Party").

WHEREAS, Restricted Party is a director or Section 16 reporting officer of GSI, and an Insider for Canadian securities law reporting purposes, and in such capacity is subject to the reporting and other substantive restrictions of (1)
Section 16 of the Securities and Exchange Act of 1934 and the rules promulgated thereunder and (2) the Insider reporting requirements of the Canadian securities laws; and

WHEREAS, Restricted Party is the owner of certain stock options, granted by GSI under its 1995 Equity Incentive Plan (the "Plan"), representing the right to purchase GSI common stock, which options are intended to vest over a period of time; and

WHEREAS, for its own benefit and business reasons, GSI desires to accelerate the vesting of such options, so that all such options are fully vested as of the Effective Date hereof; and

WHEREAS, Restricted Party is willing to enter into certain restrictions on his/her ability to sell shares acquired upon the exercise of such accelerated options;

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1)    ACCELERATION

The options subject to this Agreement are listed in Appendix A hereto (hereinafter, the "Options"). For and in consideration of the aforesaid acceleration of vesting of the options, Restricted Party herby agrees to the sale restrictions contained herein.

2)    SALE RESTRICTIONS

Restricted Party agrees that he/she shall not sell any shares obtained through the exercise of the Options until the earliest of: (a) the date on which the Options would otherwise have vested under the original option grant agreement(s); (b) twelve months from the Effective Date; or (c) termination of employment with GSI, or resignation as a director of GSI, for any reason. Restricted Party agrees during the term hereof to obtain prior written consent from GSI before the sale of any such shares, which consent shall, if such sale is in compliance hereunder, including written limitation paragraph (4) below, be provided promptly. Upon exercise during the Term, Restricted Party shall not deposit such shares into Restricted Party's 10b5-1 stock sale plan until the restrictions set forth above lapse, but rather shall hold the shares in a separate securities account not subject to such Plan.
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3)    LIQUIDATED DAMAGES

The parties acknowledge and agree that, should Restricted Party violate the provisions of this Agreement, the damages to GSI would be difficult to ascertain. Therefore, as a reasonable and good-faith attempt to establish the amount of such damages, the parties agree that Restricted Party shall pay to GSI, as liquidated damages and not as a penalty, the amount of after tax profit that Restricted Party realized by virtue of such stock sale.

4)    OTHER RESTRICTIONS OPERATIVE

Restricted Party agrees and acknowledges that all other restrictions and regulations regarding sale of his/her GSI stock remain operative and are not affected by this Agreement, including, but not limited to the Plan, the Federal and state securities laws and GSI company policies.

WHEREFORE, THE PARTIES, INTENDING TO BE LEGALLY BOUND, HAVE EXECUTED THIS AGREEMENT AS OF THE DATE SET FORTH ABOVE.

{Name}                                          GSI Group, Inc.

_____________________________                   By______________________________

                                                Title: _________________________